EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1990 Employee Qualified Stock Purchase Plan and the 2007 Equity Incentive Plan of Xilinx, Inc. of our reports dated May 27, 2008, with respect to the consolidated financial statements and schedule of Xilinx, Inc. included in its Annual Report (Form 10-K) for the year ended March 29, 2008, and the effectiveness of internal control over financial reporting of Xilinx, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 27, 2008